Exhibit 99.1

FTI Consulting Announces Results of Cash Tender Offer for Any and All of its 6  3⁄4% Senior Notes due 2020

WASHINGTON, Aug. 28, 2015 (GLOBE NEWSWIRE) — FTI Consulting, Inc. (NYSE:FCN) (the “Company”), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, announced today the results of its previously announced cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding $400 million aggregate principal amount of 6  3⁄4% Senior Notes due 2020 (CUSIP No. 302941 AJ8) (the “Notes”), which expired as of 5:00 p.m., New York City Time, on August 27, 2015 (the “Expiration Time”). As of the Expiration Time, a total of $192,897,000 aggregate principal amount of Notes had been validly tendered and not validly withdrawn in the Tender Offer. The Company has accepted for purchase all of the Notes that were validly tendered and not validly withdrawn and paid the Purchase Price (as defined below) plus accrued interest and settled the Tender Offer on August 28, 2015 (the “Payment Date”).

In accordance with the terms of the Tender Offer, the Company offered to make a cash payment to all holders who validly tendered and did not validly withdraw their Notes in the Tender Offer of $1,037.88 per $1,000 principal amount of Notes (the “Purchase Price”), plus accrued interest thereon to, but not including, the Payment Date.

This announcement does not constitute an offer to buy or the solicitation of an offer to sell any Notes in any jurisdiction or in any circumstances in which such offer or solicitation is unlawful.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 4,400 employees located in 26 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The Company generated $1.76 billion in revenues during fiscal year 2014. More information can be found at www.fticonsulting.com.

Safe Harbor Statement

This press release includes “forward-looking statements,” which involve uncertainties and risks. Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical, including statements regarding estimates of the Company’s future financial results. When used in this press release, words such as “expects,” “anticipates,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, the Company’s current intent to redeem any Notes that remain outstanding following the consummation of the Tender Offer, are based upon the Company’s expectations at the time it makes them and various assumptions. The Company’s beliefs are expressed in good faith, and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations and beliefs will be achieved, and actual events may differ materially from its expectations and beliefs. The Company is under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

CONTACT: Investor and Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com